Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-204906 on Form S-1 of our report dated April 10, 2015, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of and for the year ended December 31, 2014, appearing in the Current Report on Form 8-K of Shell Midstream Partners, L.P. dated June 29, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas

July 1, 2015